UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 2)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SHUTTERSTOCK, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Explanatory Note

This amendment (the “Second Amendment”) relates to the Definitive Proxy Statement on Schedule 14A filed by Shutterstock, Inc. (the “Company”) with the Securities and Exchange Commission on April 21, 2022 and as amended on April 26, 2022 (the “Proxy Statement”).

On April 27, 2022, the Company was informed of the voluntary resignation by Stan Pavlovsky from his position as Chief Executive Officer of the Company. His resignation as Chief Executive Officer is effective on May 3, 2022. He also resigned from the Company’s board of directors (the “Board”) effective April 29, 2022. Mr. Pavlovsky resigned to pursue other business opportunities, and his resignation is not related to any disagreement with the Company on any matter relating to the registrant’s operations, policies or practices.

Accordingly, Mr. Pavlovsky will no longer stand for election as a Class I director at the 2022 Annual Meeting. Any votes cast “FOR” Mr. Pavlovsky will be disregarded.

Effective May 3, 2022, the Board has appointed Jonathan Oringer, current Executive Chairman of the Board and former Chief Executive Officer of the Company, as Interim Chief Executive Officer until the Company appoints a permanent Chief Executive Officer. The Company has already begun its search for a successor and is pleased with the progress so far.

As described in the Proxy Statement under “DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE—Corporate Governance and Board Matters”, the Board determined in February 2020 to separate the positions of Chairman and Chief Executive Officer and to create the role of Executive Chairman. In connection with this change, the Board elected Mr. Pavlovsky as Chief Executive Officer and Mr. Oringer as Executive Chairman, effective April 1, 2020. The Company affirms that upon its appointment of a permanent Chief Executive Officer, the positions of Executive Chairman and Chief Executive Officer will remain separate.

Except as specifically discussed in this Explanatory Note, this Second Amendment does not otherwise modify or update any other disclosures in the Proxy Statement. This Second Amendment should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this Second Amendment have the meanings ascribed to them in the Proxy Statement.